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                                                                    EXHIBIT 10.6

JSK MANAGEMENT, LLC                                   1251 BROCKTON AVENUE #104,
                                                 LOS ANGELES, CALIFORNIA 90025 -
                                                                    310.678.4795



February 17, 2006

Nancy Bushnell
Nolan Bushnell
uWink Inc.
12536 Beatrice Street
Los Angeles, CA 90066

RE: CONSULTING AGREEMENT BETWEEN JSK MANAGEMENT INC. (CONSULTANT) AND UWINK INC. FOR UWINK MEDIA BISTRO

Dear Nancy and Nolan:

I appreciate the opportunity to present my proposal to you. As you requested, I would be focusing my efforts on overseeing the development of all aspects of the restaurant operations, systems, procedures, menu and menu development as well as other areas outlined in this agreement in working toward your goal of opening your initial uWink Media Bistro at Westfield Promenade in Woodland Hills, CA.

SCOPE OF WORK - CONCEPT DEVELOPMENT

PHASE 1
This phase will be to further familiarize myself with current management philosophies, operational needs, review of current physical plant and financial projections and business objectives both short and long term, along with concept definition, preliminary development of menu and food and beverage offerings.
         o Development of restaurant level five year financial pro forma based on Sherman Oaks location
         o        Development of initial menu ideas, layout
         o Review current site to determine additional cap-x, Sherman Oaks location
         o Begin to identify possible candidates for general management position and chef/kitchen manager
         o Review current restaurant space to identify labor needs, both management and hourly, Sherman Oaks location
         o Work with the uWink advisory team to discuss any issues and further development of concept
         o Work directly with marketing/PR graphics designer to identify menu descriptions and menu layout
         o Start the process of working with the uWink Inc team to work through restaurant 120 day checklist to ensure that all areas are covered

PHASE II
Oversee the management team and office personnel in the development of all systems and procedures for both front and back of the house to include but not limited to:

         o        Current physical plant and functionality
         o Hiring and training materials - company and culture value and beliefs
         o        HR policies - employee/management policies and procedures
         o        Store level accounting systems, billing and payroll
         o        Banking/Cash handling
         o        Management operations
                  -        Hiring and recruiting
                  -        Standard forms book
                  -        Management handbook
                  -        Policies and procedures
         o Develop menu for both food and beverage with recipe specifications, proper vendor/purveyors, policies and procedures
         o        Develop inventory and ordering procedures
         o        Oversee POS initial development

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         o        Financial - budget, P&L format and weekly flash report
         o        Checks and balances - work with uWink team on developing new shopping service and guest comment and feedback card
         o        Review any other areas of operation that may need attention

CONSULTING FEES

To assist in completing Phases I and II, I am allocating a minimum of six months. Until there is a lease LOI in place I will work at my hourly rate of $250, payable in half cash and half in S8 shares of uWink common stock priced at the closing price of the stock the day before the payment is due. For this initial period I will budget in 20 hour increments to focus on whatever is needed, with advance payment of $2500 in cash and $2500 payable in S8 shares of common stock. Once a location is secured, agreement will be to budget a minimum of 50-80 hours per month for the project, hours to vary as the project progresses. I am using 65 hours @ $250/hour to determine the monthly fee of $16,250; $8,125 to be paid in advance on the first of each month; the other $8,125 balance of the monthly fee is to be paid in S8 shares of uWink common stock priced at the closing price of the stock the day before the payment is due. Notwithstanding the foregoing, uWink has the option to pay all fees in cash.

CONTRACT AGREEMENT

o This letter will confirm the engagement of JSK Management (Consultant) as an independent contractor to provide the non-exclusive services of John Kaufman to you and/or uWink Inc. for uWink Media Bistro.
o        The terms of compensation are as follows:
         o A monthly retainer of $16,250 has been set, 50% is to be paid in advance on the first of each month and the other 50% to be issued in stock at the current stock price TBD.
         o        Contract will run for six months
         o You and/or Consultant may terminate this agreement with or without cause with 30 days written notice
o Consultant's opinions, decisions and advice in this undertaking will be based on such information as is made available and do not assume responsibility for its accuracy or the accuracy of assumptions based thereon. You understand that Consultant's analyses and advice are inherently subjective and that reasonable businessmen reviewing the same information may reach entirely different conclusions. While I use my best efforts and judgment in assisting you in light of your circumstances, and the current restaurant market, I cannot guarantee any particular results or assume responsibility for the development's ultimate survival.
o Reimbursement of out-of-pocket expenses incurred by consultant solely for the purpose of rendering services shall be paid by uWink Inc. Out-of-pocket expenses in excess of $500 a month will need prior approval of uWink Inc. management.
o uWink Inc. will need to maintain during the contract term insurance coverage, liability insurance $1 million primary, excess $2 Million naming JSK Management as an additional insured. uWink Inc. shall also arrange to add John Kaufman as an additional insured, provided that it is permitted to do so under the terms of its policies.
o During the Term, JSK Management shall maintain, with reputable insurance companies reasonably satisfactory to uWink Inc., comprehensive general liability insurance in the amount of $1,000,000, combined single limit bodily injury and property damage liability per occurrence, with a deductible not to exceed $10,000.00 per occurrence.

I look forward to working with both of you as well as your team on this project. Please sign this contract and enclose the first payment of $8,125. I would be available to start upon receipt of the signed agreement and initial payment. I have waived the initial three hour meeting and am not charging for that time.

Very truly yours,



John Kaufman

We hereby engage ____________________________, under the terms specified herein.

UWINK INC.

By: _________________________________             Date: _____________________

By: _________________________________